CapLease, Inc. Clawback Policy
Applicable to Executive Officers

For any incentive compensation paid to any current or former executive officer of the Company (each, an “Executive”) on or after December 7, 2010, the Board of Directors (the “Board”) shall have the right on behalf of the Company to recover all or any of the value of such awards if all of the following conditions apply:

•
the Company’s financial statements are required to be restated due to material non-compliance with any financial reporting requirements under the federal securities laws (other than a restatement due to a change in accounting rules);

•	as a result of such restatement, a performance measure which was a material factor in determining the award is restated; and

•	in the discretion of the compensation committee, a lower payment would have been made to the executive officer based upon the restated financial results.

The recovery period shall be the three (3) year period preceding the date on which the Company is required to prepare the accounting restatement.

In determining whether to seek recovery of compensation, the Board or compensation committee may take into account any considerations it deems appropriate, including whether the assertion of a claim may violate applicable law or adversely impact the interests of the Company in any related proceeding or investigation, the extent to which the Executive was responsible for the error that resulted in the restatement, and the cost and likely outcome of any potential litigation in connection with the Company’s attempts to recover compensation.  The Board or compensation committee shall have sole discretion in determining whether an Executive’s conduct met or did not meet any particular standard of conduct under applicable law or this policy.